UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☒ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12
Empery Digital Inc. (Name of Registrant as Specified in its Charter) (Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):

☒ No fee required.
☐ Fee paid previously with preliminary materials.
☐ Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

The Right Team is in Place - vote the white proxy card by Oct. 14.

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text - Lake Street Capital Markets believes we have the plan and people to make your investment more valuable...vote FOR only Empery Digitals nominees on the white proxy card. This communiction may be deemed soliciting material with respect to the company’s upcoming annual meeting...if shareholders have any questions or require assistance with voting their White proxy case, please contact the company’s proxy solicitation firm, Okapi Partners at 1-877-839-1065 or info@okpipartners.com

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PROTECT EMPERY DIGITAL

BIOGRAPHY

Ryan Lane is Co-Chief Executive Officer and Chairman of Empery Digital. Mr. Lane assumed the role of Chairman and joined the EMPD management team in July 2025, when he spearheaded the transition of the Company from a vehicle production company called Volcon Inc. into a digital asset treasury through the strategic acquisition of bitcoin.

Mr. Lane is also the Founder and Principal of Empery Asset Management, which he established in 2008 to make negotiated direct investments in public companies. Mr. Lane has deep investment management expertise and broad experience structuring complex capital markets transactions. Over the past two decades, Mr. Lane has deployed billions of dollars across thousands of capital markets transactions. Under his leadership, Empery has generated greater than 20% net annual returns for investors in its flagship fund since its 2008 inception[**]

Mr. Lane received a B.A. in Finance and Accounting from Franklin & Marshall College.

[**] Refers to net annualized returns since July 2008 inception through June 2026; 2008-2025 results based on audited financial statements, 2026 results based on unaudited financial statements. Past performance is not indicative of future returns. This is not an offering. An offering may only be made by means of a final offering memorandum and only in those jurisdictions where permitted by law.